Contact:  James R. Rice, 508.984.6102

Senior Vice President

Seacoast Financial Services Corporation

For Immediate Release

SEACOAST FINANCIAL SERVICES CORPORATION ACQUIRES

BAY STATE BANCORP, INC.

New Bedford, MA — June 2, 2003 — Seacoast Financial Services Corporation (“Seacoast”) (Nasdaq:  SCFS) announced today that its acquisition of Bay State Bancorp, Inc. (“Bay State”) (AMEX:  BYS), Brookline, Massachusetts was consummated on May 31, 2003.

The election procedure for Bay State stockholders has been completed and the results of the allocation are as follows:  if a Bay State stockholder elected to receive all cash for his or her shares of Bay State common stock, 70.2552% of his Bay State shares will be converted into cash (at a rate of $27 per share) and 29.7448% of his Bay State shares will be converted into shares of Seacoast common stock (at a rate of 1.257 Seacoast shares for each Bay State share so converted).  The number of shares of Bay State common stock to be converted to cash will be rounded to the closest whole share, so that, for example, if a Bay State stockholder held 100 shares of Bay State common stock, 70 shares will be converted into cash and 30 shares will be converted into Seacoast stock.

Bay State stockholders who elected to receive stock for their shares of Bay State common stock, or who made no election, will receive 1.257 shares of Seacoast common stock for each share of Bay State common stock.

The transaction is valued at approximately $132 million, based on the closing price ($20.40) of Seacoast’s stock on May 30, 2003.

Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts.  With the acquisition of Bay State Federal Savings Bank, Bay State’s wholly owned bank subsidiary, CompassBank is a $3.8 billion Massachusetts chartered savings bank serving Southeastern Massachusetts through a network of 46 full service branch offices and 52 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com.  Nantucket Bank is a $468 million state chartered savings bank serving Nantucket Island with 3 full service branch offices.  CompassBank ranks as the second largest publicly traded savings bank headquartered in Massachusetts.  The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions.  Such forward-looking statements involve certain risks and uncertainties.  These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures.  Actual results may differ materially from such forward-looking statements.  Seacoast Financial  assumes no obligation for updating any such forward-looking statements at any time.